GulfSlope Energy, Inc. 8-K

Exhibit 10.1

July 19, 2019

GulfSlope Energy, Inc.
1331 Lamar St., Suite 1665
Houston, Texas 77010
Telephone: (281) 918-4103 Attention: John Malanga

Re:	Securities Purchase Agreement between GulfSlope Energy, Inc. (“Company”) and YA II PN, Ltd. (“Buyer”) dated June 21, 2019 (the “SPA”)

Dear Mr. Malanga,

This letter shall confirm the agreement between the parties regarding the removal of the “Coverage Failure” provisions of the SPA with respect to the Third Closing. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the SPA.

Pursuant to the SPA, with respect to the Third Closing, if there is a Coverage Failure, then the amount of Convertible Debentures to be issued and sold at the Third Closing to the Buyer shall automatically be reduced to the lowest amount which would not result in a Coverage Failure. In order to remove uncertainty with respect to the amount of the Convertible Debentures to be issued and sold at the Third Closing, the parties hereby agree to remove the Coverage Failure provisions from the SPA. In furtherance of the foregoing, the last sentence of Section 1(a) of the SPA shall be deleted in its entirety, and Condition (q) of Section 7 shall be deleted in its entirety.

Other than the as specifically set forth herein, all other terms and conditions of the SPA shall remain unchanged and in full force and effect. Please sign this letter in the space provided below acknowledging the agreement of the Company with the modification.

[Signature Page Follows]

Sincerely,

YA II PN, LTD.

/s/ David Gonzalez

By: David Gonzalez

Acknowledged and agreed on this 19th day of July 2019 by:

GULFSLOPE ENERGY, INC.

/s/ John H. Malanga

By: John H. Malanga